Exhibit 99.1

Connection (CNXN) Reports Record First Quarter Results; EPS and Operating Income Increase by 50% and 35%, Respectively, from Prior Q1

FIRST QUARTER SUMMARY:

  Operating income: $15.5 million, up 35.1% y/y
  Gross profit: $96.4 million, up 11.1% y/y
  Diluted EPS: $0.42, compared to $0.28 for the prior year quarter
  Q1 Operating cash flow of $37.2 million

MERRIMACK, N.H--(BUSINESS WIRE)--May 3, 2018--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the first quarter ended March 31, 2018. Net income for the first quarter ended March 31, 2018 increased by 52.1% to $11.3 million, or $0.42 per basic and diluted share, compared to net income of $7.4 million, or $0.28 per basic and diluted share for the prior year’s quarter.

Effective January 1, 2018, the Company adopted a new revenue recognition standard. Please note that the financial results presented in this release include both amounts, “as presented,” which reflect the implementation of the new revenue recognition standard, as well as amounts prior to the impact of the new revenue recognition standard to allow for comparability against historical results. Starting in calendar year 2019, we will no longer present our financial results under the previous revenue recognition standard. For additional information and reconciliations of our financial results between the new and prior revenue recognition standards, please see the additional tables included in this press release.

Net sales as presented for the quarter ended March 31, 2018 were $624.9 million. Net sales prior to the impact of the new revenue recognition standard for the quarter ended March 31, 2018 increased by 4.5% to $700.5 million, compared to $670.6 million for the prior year’s quarter.

Gross profit as presented for the quarter ended March 31, 2018 was $96.4 million. Gross profit prior to the impact of the new revenue recognition standard for the quarter ended March 31, 2018 was $95.8 million, compared to $86.7 million in the first quarter a year ago, an increase of 10.4%.

Gross margin as presented for the quarter ended March 31, 2018 was 15.4%. Gross margin prior to the impact of the new revenue recognition standard was 13.7%, compared to 12.9% in the same quarter a year ago.

Operating income as presented for the quarter ended March 31, 2018 was $15.5 million. Operating income prior to the impact of the new revenue recognition standard was $15.0 million, compared to $11.5 million in the same quarter a year ago.

Net income as presented for the quarter ended March 31, 2018 was $11.3 million. Net income prior to the impact of the new revenue recognition standard was $10.9 million, compared to $7.4 million in the first quarter a year ago, an increase of 47%.

Earnings per share (“EPS”) on both a basic and diluted basis as presented for the quarter ended March 31, 2018 was $0.42. EPS prior to the impact of the new revenue recognition standard was $0.41 per share, compared to the prior year’s $0.28 on both a basic and diluted basis.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and rebranding, acquisition and restructuring costs (“Adjusted EBITDA”), a non-GAAP measure, totaled $98.6 million for the twelve months ended March 31, 2018, Adjusted EBITDA prior to the impact of the new revenue recognition standard was $98.1 million, compared to $92.1 million for the twelve months ended March 31, 2017.

Quarterly Performance by Segment:

  Net sales as presented for the first quarter of 2018 were $263.3 million for the Business Solutions (SMB) segment. Net sales prior to the impact of the new revenue recognition standard for the first quarter of 2018 increased by 9.1% to $298.7 million, compared to $273.6 million for the prior year’s quarter. Servers/storage and net/com products experienced strong revenue growth in this segment with an increase of 19% and 18%, respectively. Gross margin increased by 229 basis points to 17.6% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins.
  Net sales as presented for the first quarter of 2018 were $257.2 million for the Enterprise Solutions (Large Account) segment. Net sales prior to the impact of the new revenue recognition standard for the first quarter of 2018 increased by 14.7% to $290.2 million, compared to $252.9 million for the prior year’s quarter. Mobility and server/storage products experienced solid growth during the quarter at 27% and 13%, respectively. Gross margin increased by 176 basis points to 14.3% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins.
  Net sales as presented for the first quarter of 2018 were $104.4 million for the Public Sector Solutions segment. Net sales prior to the impact of the new revenue recognition standard for the first quarter of 2018 decreased by 22.5% to $111.6 million, compared to $144.0 million for the prior year’s quarter. Gross margin increased by 364 basis points to 12.9% primarily due to the adoption of the new revenue recognition standard and the increase in invoice selling margins.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, as presented, increased by 7% year over year and accounted for 26% of net sales in the first quarter of 2018, compared to 22% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, notebook/mobility sales increased by 6% year over year and accounted for 23% of net sales in the first quarter of 2018, compared to 22% in the prior year quarter. Sales of this product category grew year over year in Enterprise Solutions, but were offset by lower notebook sales made under federal contracts in our Public Sector, compared to the prior year quarter.
  Servers/storage, as presented, increased by 21% year over year and accounted for 12% of net sales in the first quarter of 2018, compared to 9% of net sales in the prior year quarter. Excluding the impact of the adoption of the new revenue recognition standard, servers/storage sales increased by 21% year over year and accounted for 10% of net sales in the first quarter of 2018, compared to 9% in the prior year quarter. All three selling segments experienced strong year-over-year growth in server/storage sales.
  Software sales, as presented, decreased by 46% year over year and accounted for 11% of net sales in the first quarter of 2018, compared to 19% of net sales in the prior year quarter. The decrease in software sales was due to the adoption the new revenue recognition standard. Excluding the impact of the adoption of the new revenue recognition standard, software sales increased by 15% year over year and accounted for 21% of net sales in the first quarter of 2018, compared to 19% of net sales in the prior year quarter. We experienced solid growth in cloud-based offerings, security, and office productivity.

As reported, gross profit increased by $9.6 million, or 11.1%, in the first quarter of 2018, compared to the prior year quarter. Gross profit prior to the impact of the new revenue recognition standard increased by $9.0 million, or 10.4% from the first quarter a year ago. Consolidated gross margin as reported, as a percentage of net sales, increased to 15.4% in the first quarter of 2018, compared to 12.9% for the prior year quarter. Gross margin prior to the impact of the new revenue recognition standard was 13.7% compared to 12.9% a year ago. The increase in gross margin was attributed to an increase in invoice selling margins related to an increase in higher-margin advanced solution sales.

Selling, general and administrative (“SG&A”) expenses as reported, increased in the first quarter of 2018 to $80.9 million from $75.3 million in the prior year quarter. SG&A in the first quarter of 2018 prior to the impact of the new revenue recognition standard was $80.8 million. The increase was primarily the result of increased variable compensation associated with our higher gross profits as well as investments made in our technology solutions group. SG&A as reported as a percentage of net sales was 12.9%, compared to 11.2% in the prior year quarter. However, SG&A in the first quarter of 2018, prior to the impact of the new revenue recognition standard, was 11.5%.

Cash and cash equivalents were $71.0 million at March 31, 2018, compared to $50.0 million at December 31, 2017. During the quarter we paid a $9.1 million special dividend to our shareholders. Also during the first quarter of 2018, the Company repurchased 116,241 shares of stock for $3.0 million. As of March 31, 2018, the Company had $14.8 million available for stock repurchases remaining under previous authorizations made by its Board of Directors. Days sales outstanding were 53 days at March 31, 2018, up from 48 days in the prior year quarter; the increase of 5 days from 48 days was due to the adoption of the new revenue recognition standard. Inventory turns were 23 turns in the first quarter of 2018, down from 25 turns in the prior year quarter; excluding the impact of the new revenue recognition standard, inventory turns would have increased to 26 turns.

“We are pleased with our record first quarter results in gross margin and earnings per share, while generating significant operating cash flow. It was also good to see continued execution and double-digit growth in our vertical markets; retail, manufacturing, healthcare, and finance.” said Tim McGrath, President and Chief Executive Officer. “We remain focused on our strategic plan to help our customers solve their business challenges with innovative technology solutions,” concluded Mr. McGrath.

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2008 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.pcconnection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2018		2017
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$624,895		$670,594		(7%)
Diluted earnings per share	$0.42		$0.28		50%

Gross margin	15.4%		12.9%
Operating margin	2.5%		1.7%
Return on equity (1)	12.5%		11.0%

Inventory turns	23		25
Days sales outstanding	53		48

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	26%		22%
Servers/Storage	12		9
Software	11		19
Net/Com Products	8		9
Other Hardware/Services	43		41
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,737		26,761
Total book value per share	$18.40		$16.54
Tangible book value per share	$15.25		$13.34
Closing price	$25.00		$29.79
Market capitalization	$668,425		$797,210
Trailing price/earnings ratio	11.4		17.0
LTM Adjusted EBITDA (2)	$98,551		$92,136
Adjusted market capitalization/LTM Adjusted EBITDA (3)	6.1		7.9

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and acquisition, rebranding, and restructuring costs.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2018		2017
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions (SMB)	$263,278	17.6%	$273,633	15.3%
Enterprise Solutions (Large Account)	257,244	14.3	252,918	12.5
Public Sector Solutions	104,373	12.9	144,043	9.2
Total	$624,895	15.4%	$670,594	12.9%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31,		2018		2017 (1)
(amounts in thousands, except per share data)		Amount	% of Net Sales	Amount	% of Net Sales

Net sales		$624,895	100.0%	$670,594	100.0%
Cost of sales		528,523	84.6	583,861	87.1
Gross profit		96,372	15.4	86,733	12.9

Selling, general and administrative expenses		80,900	12.9	75,281	11.2
Income from operations		15,472	2.5	11,452	1.7

Interest/other expense, net		116	–	19	–
Income tax provision		(4,288)	(0.7)	(4,039)	(0.6)
Net income		$11,300	1.8%	$7,432	1.1%

Earnings per common share:
Basic		$0.42		$0.28
Diluted		$0.42		$0.28

Shares used in the computation of earnings per common share:
Basic		26,835		26,697
Diluted		26,916		26,866

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during that period.

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.
(amounts in thousands)	Three Months Ended March 31,			LTM Ended March 31, (1)
	2018	2017	% Change	2018	2017	% Change
Net income	$11,300	$7,432	52%	$58,725	$46,480	26%
Depreciation and amortization	3,301	2,855	16%	12,285	10,892	13%
Income tax expense	4,288	4,039	6%	23,017	30,294	(24%)
Interest expense	25	28	(11%)	123	121	2%
EBITDA	18,914	14,354	32%	94,150	87,787	7%
Special charges (2)	-	-	N/A	3,636	3,406	7%
Stock-based compensation	207	183	13%	765	943	(19%)
Adjusted EBITDA	$19,121	$14,537	32%	$98,551	$92,136	7%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in 2016 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

	March 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2018	2017(1)
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$70,967	$49,990
Accounts receivable, net	408,334	449,682
Inventories	85,582	106,753
Prepaid expenses and other current assets	6,437	5,737
Income taxes receivable	380	3,933
Total current assets	571,700	616,095
Property and equipment, net	44,019	41,491
Goodwill	73,602	73,602
Other intangibles, net	10,645	11,025
Long-term accounts receivable	1,890	-
Other assets	1,714	5,638
Total Assets	$703,570	$747,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings under bank line of credit	$859	$-
Accounts payable	152,115	194,257
Accrued expenses and other liabilities	23,434	31,096
Accrued payroll	17,207	22,662
Total current liabilities	193,615	248,015
Deferred income taxes	16,125	15,696
Other liabilities	1,871	1,888
Total Liabilities	211,611	265,599
Stockholders’ Equity:
Common stock	287	287
Additional paid-in capital	114,361	114,154
Retained earnings	396,170	383,673
Treasury stock at cost	(18,859)	(15,862)
Total Stockholders’ Equity	491,959	482,252
Total Liabilities and Stockholders’ Equity	$703,570	$747,851

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during that period.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31,	2018	2017(1)
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$11,300	$7,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,300	2,855
Deferred income taxes	429	38
Provision for doubtful accounts	417	545
Stock-based compensation expense	207	183

Changes in assets and liabilities:
Accounts receivable	57,389	32,885
Inventories	10,302	(9,438)
Prepaid expenses and other current assets	2,721	1,016
Other non-current assets	(1,880)	22
Accounts payable	(42,521)	(6,177)
Accrued expenses and other liabilities	(4,420)	(3,936)
Net cash provided by operating activities	37,244	25,425

Cash Flows from Investing Activities:
Purchases of equipment	(5,007)	(1,487)
Net cash used for investing activities	(5,007)	(1,487)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	859	-
Purchase of treasury shares	(2,997)	-
Dividend payment	(9,122)	(9,041)
Exercise of stock options	-	1,678
Net cash used for financing activities	(11,260)	(7,363)
Increase in cash and cash equivalents	20,977	16,575
Cash and cash equivalents, beginning of period	49,990	49,180
Cash and cash equivalents, end of period	$70,967	$65,755

Non-cash Investing Activities:
Accrued capital expenditures	$1,140	$291

Supplemental Cash Flow Information:
Income taxes paid	$320	$1,546

(1) Amounts are not restated and represent the amounts recognized under generally accepted accounting principles in place during that period.

RECONCILIATION OF CHANGES IN REVENUE STANDARD
(Unaudited, in thousands, except per share amounts)
								Change		Change
	Three Months Ended March 31,							As Presented		Previous Revenue Standard
	2018					2017		Amount	Percent	Amount	Percent
	As		Impact of New	Previous Revenue Standard
	Presented	% of Net Sales	Revenue Standard	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$624,895	100.0%	$75,558	$700,453	100.0%	$670,594	100.0%	$(45,699)	(6.8%)	$29,859	4.5%
Cost of sales	528,523	84.6%	76,168	604,691	86.3%	583,861	87.1%	(55,338)	(9.5%)	20,830	3.6%
Gross profit	96,372	15.4%	(610)	95,762	13.7%	86,733	12.9%	9,639	11.1%	9,029	10.4%

Selling, general and administrative expenses	80,900	12.9%	(113)	80,787	11.5%	75,281	11.2%	5,619	7.5%	5,506	7.3%
Income from operations	15,472	2.5%	(497)	14,975	2.1%	11,452	1.7%	4,020	35.1%	3,523	30.8%

Interest income, net	116	-	-	116	-	19	-	97	510.5%	97	510.5%
Income tax provision	(4,288)	(0.7%)	135	(4,153)	(0.6%)	(4,039)	(0.6%)	(249)	6.2%	(114)	2.8%
Net income	$11,300	1.8%	$(362)	$10,938	1.6%	$7,432	1.1%	$3,868	52.0%	$3,506	47.2%

Earnings per common share:
Basic	$0.42		$(0.01)	$0.41		$0.28		$0.14	50.0%	$0.13	46.4%
Diluted	$0.42		$(0.01)	$0.41		$0.28		$0.14	50.0%	$0.13	46.4%

Shares used in the computation of earnings per common share
Basic	26,835			26,835		26,697
Diluted	26,916			26,916		26,866

CONSOLIDATED SELECTED FINANCIAL INFORMATION UNDER PREVIOUS REVENUE RECOGNITION STANDARD

	2018				2017
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Inventory turns	23	3	26		25
Days sales outstanding	53	(5)	48		48

	% of		% of		% of
Product Mix:	Net Sales		Net Sales		Net Sales
Notebooks/Mobility	26%	(3)	23%		22%
Servers/Storage	12	(2)	10		9
Software	11	10	21		19
Net/Com Products	8	(1)	7		9
Other Hardware/Services	43	(4)	39		41
Total Net Sales	100%		100%		100%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT NET SALES
(Unaudited, in thousands)
					Change		Change
	Three Months Ended March 31,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Net sales	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions (SMB)	$263,278	$35,388	$298,666	$273,633	$(10,355)	(3.8%)	$25,033	9.1%
Enterprise Solutions (Large Account)	257,244	32,951	290,195	252,918	4,326	1.7%	37,277	14.7%
Public Sector Solutions	104,373	7,219	111,592	144,043	(39,670)	(27.5%)	(32,451)	(22.5%)
Total	$624,895	$75,558	$700,453	$670,594	$(45,699)	(6.8%)	$29,859	4.5%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS PROFITS
(Unaudited, in thousands)
					Change		Change
	Three Months Ended March 31,				As Presented		Previous Revenue Standard
	2018			2017	Amount	Percent	Amount	Percent

	As	Impact of New
Gross profits	Presented	Revenue Standard	Previous Revenue Standard
Business Solutions (SMB)	$46,235	$(203)	$46,032	$41,791	$4,444	10.6%	$4,241	10.1%
Enterprise Solutions (Large Account)	36,694	(408)	36,286	31,629	5,065	16.0%	4,657	14.7%
Public Sector Solutions	13,443	-	13,443	13,313	130	1.0%	130	1.0%
Total	$96,372	$(611)	$95,761	$86,733	$9,639	11.1%	$9,028	10.4%

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR SEGMENT GROSS MARGINS
(Unaudited, in thousands)
					Change	Change
	Three Months Ended March 31,				As Presented	Previous Revenue Standard
	2018			2017	Amount	Amount

	As	Impact of New
Gross margins	Presented	Revenue Standard	Previous Revenue Standard

Business Solutions (SMB)	17.6%	(215)	15.4%	15.3%	229	14
Enterprise Solutions (Large Account)	14.3%	(176)	12.5%	12.5%	176	(0)
Public Sector Solutions	12.9%	(83)	12.0%	9.2%	364	280
Total	15.4%	(175)	13.7%	12.9%	249	74

RECONCILIATION OF CHANGES IN REVENUE STANDARD FOR EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and special charges. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

					Change	Change
(amounts in thousands)	Three Months Ended March 31,				As Presented	Previous Revenue Standard
	2018			2017	Percent	Percent
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Net income	$11,300	$(362)	$10,938	$7,432	52%	47%
Depreciation and amortization	3,301	-	3,301	2,855	16%	16%
Income tax expense	4,288	(135)	4,153	4,039	6%	3%
Interest expense	25	-	25	28	(11%)	(11%)
EBITDA	18,914	(497)	18,417	14,354	32%	28%
Special charges	-	-	-	-	N/A	N/A
Stock-based compensation	207	-	207	183	13%	13%
Adjusted EBITDA	$19,121	$(497)	$18,624	$14,537	32%	28%

					Change	Change
(amounts in thousands)	LTM Ended March 31, (1)				As Presented	Previous Revenue Standard
	2018			2017	Percent	Percent
	As	Impact of New
	Presented	Revenue Standard	Previous Revenue Standard
Net income	$58,725	$(362)	$58,363	$46,480	26%	26%
Depreciation and amortization	12,285	-	12,285	10,892	13%	13%
Income tax expense	23,017	(135)	22,882	30,294	(24%)	(24%)
Interest expense	123	-	123	121	2%	2%
EBITDA	94,150	(497)	93,653	87,787	7%	7%
Special charges (2)	3,636	-	3,636	3,406	7%	7%
Stock-based compensation	765	-	765	943	(19%)	(19%)
Adjusted EBITDA	$98,551	$(497)	$98,054	$92,136	7%	6%

(1) LTM: Last twelve months
(2) Special charges in 2017 consist of a fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017. Special charges in 2016 consist of our acquisition of Softmart, the rebranding of the Company, and duplicate costs incurred with the move of our Chicago-area facility.

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CONTACT:
PC Connection, Inc.
Investor Relations Contact:
William Schulze, 603-683-2262
william.schulze@connection.com